GUARANTY

GUARANTY, dated as of June 6, 2014 made by each of the undersigned (each a "Guarantor", and collectively, the "Guarantors"), in favor of each "Buyer" (as defined below) party to the Notes referenced below.

WITNESSETH:

WHEREAS, pursuant to the Merger Agreement, the Parent issued to the Buyers, as defined below, Amended and Restated Notes and New Notes in exchange for the Amended and Restated Notes and New Notes of the Company’s subsidiary, Inventergy, Inc., which were originally issued pursuant to a Securities Purchase Agreement, dated as of March 23 , 2014 (as amended, restated, supplemented or otherwise modified from time to time, the "SPA"), by and among Inventergy, Inc., a Delaware corporation (the "Company") and the investors listed on the Schedule of Buyers attached thereto (together with their respective assignees and transferees, each a "Buyer" and collectively, the "Buyers"), the Company issued notes (as amended, restated or otherwise modified from time to time, the "Notes") to the Buyers;

WHEREAS, pursuant to a Pledge and Security Agreement, dated as May 10, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the "Security Agreement"), the Company has granted to Hudson Bay IP Opportunities Master Fund LP (in such capacity, the "Collateral Agent"), for the benefit of the Buyers, a security interest in and lien on its assets to secure their respective obligations under the SPA, the Notes and the other Transaction Documents;

WHEREAS, pursuant to an Agreement of Merger and Plan of Reorganization, dated as of December 17, 2013 as amended by Amendment No. 1 thereto dated March 20, 2014 (the "Merger Agreement"), by and among the Company, Parent Communications Corporation, a Delaware corporation ("Parent") and Inventergy Merger Sub, Inc., effective as of the Effective Time (as defined in the Merger Agreement), the Company became a wholly-owned subsidiary of Parent;

WHEREAS, as a condition to the Buyers' consent to the Company's execution of the Merger Agreement, the Buyers have requested, and the Company and the Guarantors have agreed, that the Company and the other Guarantors shall execute and deliver to the Buyers (i) a guaranty guaranteeing all of the obligations of the Parent under the SPA, the Notes and the other "Transaction Documents" (as defined in the SPA, and as amended, restated or otherwise modified from time to time, the "Transaction Documents") as assumed by the Parent at the Effective Time and (ii) a supplement to the Security Agreement, pursuant to which the Guarantors shall grant to the Collateral Agent, for the benefit of the Buyers, a security interest in and lien on their assets to secure their respective obligations under this Guaranty;

WHEREAS, each Guarantor has determined that the execution, delivery and performance of this Guaranty directly benefits, and is in the best interest of, such Guarantor;

NOW, THEREFORE, in consideration of the premises and the agreements herein and for other consideration, the sufficiency of which is hereby acknowledged, each Guarantor hereby agrees with the Buyers as follows:

SECTION 1.          Definitions. Reference is hereby made to the SPA and the Notes for a statement of the terms thereof. All terms used in this Guaranty, which are defined in the SPA or the Notes and not otherwise defined herein, shall have the same meanings herein as set forth therein.

SECTION 2.          Guaranty. The Guarantors, jointly and severally, hereby unconditionally and irrevocably, guaranty (a) the punctual payment, as and when due and payable, by stated maturity or otherwise, of all monetary obligations and any other amounts now or hereafter owing by the Parent in respect of it in respect of the SPA, the Notes and the other Transaction Documents, including, without limitation, all interest that accrues after the commencement of any proceeding commenced by or against the Company or any Guarantor under any provision of the Bankruptcy Code (Chapter 11 of Title 11 of the United States Code) or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief (an "Insolvency Proceeding"), whether or not the payment of such interest is unenforceable or is not allowable due to the existence of such Insolvency Proceeding, and all fees, commissions, expense reimbursements, indemnifications and all other amounts due or to become due under any of the Transaction Documents, and any and all expenses (including reasonable counsel fees and expenses) reasonably incurred by the Buyers in enforcing any rights under this Guaranty (such obligations, to the extent not paid by the Parent, being the "Guaranteed Obligations") and (b) the punctual and faithful performance, keeping, observance and fulfillment by the Parent of all of the agreements, conditions, covenants and obligations of the Parent contained in the SPA, the Notes and the other Transaction Documents, to the extent each Guarantor can legally perform such actions. Without limiting the generality of the foregoing, each Guarantor's liability hereunder shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Parent to the Buyers under the SPA and the Notes but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Guarantor or the Parent (each, a "Transaction Party").

SECTION 3.          Guaranty Absolute; Continuing Guaranty; Assignments.

(a)          The Guarantors, jointly and severally, guaranty that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Transaction Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Buyers with respect thereto. The obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce such obligations, irrespective of whether any action is brought against any Transaction Party or whether any Transaction Party is joined in any such action or actions. The liability of any Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives, to the extent permitted by law, any defenses it may now or hereafter have in any way relating to, any or all of the following:

(i)          any lack of validity or enforceability of any Transaction Document or any agreement or instrument relating thereto;

(ii)         any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Transaction Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Transaction Party or otherwise;

(iii)        any taking, exchange, release or non-perfection of any collateral with respect to the Guaranteed Obligations, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations; or

(iv)        any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Transaction Party.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Buyers or any other Person upon the insolvency, bankruptcy or reorganization of any Transaction Party or otherwise, all as though such payment had not been made.

(b)          This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until the indefeasible payment in full in cash of all obligations under the Notes (together with any matured indemnification obligations as of the date of such payment, but excluding any inchoate or unmatured contingent indemnification obligations) and payment of all other amounts payable under this Guaranty (excluding any inchoate or unmatured contingent indemnification obligations) and (ii) be binding upon each Guarantor and its respective successors and assigns. This Guaranty shall inure to the benefit of and be enforceable by the Buyers and its respective successors, and permitted pledgees, transferees and assigns. Without limiting the generality of the foregoing sentence, each Buyer may pledge, assign or otherwise transfer all or any portion of its rights and obligations under and subject to the terms of any Transaction Document to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Buyer herein or otherwise, in each case as provided in the SPA or such other Transaction Document.

SECTION 4.          Waivers. To the extent permitted by applicable law, each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Collateral Agent or the Buyers exhaust any right or take any action against any Transaction Party or any other Person or any Collateral (as defined in the Security Agreement). Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 4 is knowingly made in contemplation of such benefits. The Guarantors hereby waive any right to revoke this Guaranty, and acknowledge that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

SECTION 5.          Subrogation. No Guarantor may exercise any rights that it may now or hereafter acquire against any Transaction Party or any other guarantor that arise from the existence, payment, performance or enforcement of any Guarantor's obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Buyers against any Transaction Party or any other guarantor or any Collateral (as defined in the Security Agreement), whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Transaction Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until the indefeasible payment in full in cash of all obligations under the Notes (together with any matured indemnification obligations as of the date of such payment, but excluding any inchoate or unmatured contingent indemnification obligations) and payment of all other amounts payable under this Guaranty (excluding any inchoate or unmatured contingent indemnification obligations). If any amount shall be paid to a Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, such amount shall be held in trust for the benefit of the Buyers and shall forthwith be paid to the Buyers to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Transaction Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (a) any Guarantor shall make payment to the Buyers of all or any part of the Guaranteed Obligations, and (b) the Buyers receive the indefeasible payment in full in cash of all obligations under the Notes (together with any matured indemnification obligations as of the date of such payment, but excluding any inchoate or unmatured contingent indemnification obligations) and payment of all other amounts payable under this Guaranty (excluding any inchoate or unmatured contingent indemnification obligations), the Buyers will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

SECTION 6.          Representations, Warranties and Covenants.

(a)          Each Guarantor hereby represents and warrants as of the date first written above as follows:

(i)          Each Guarantor (A) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as set forth on the signature pages hereto, (B) has all requisite corporate, limited liability company or limited partnership power and authority to conduct its business as now conducted and as presently contemplated and to execute and deliver this Guaranty and each other Transaction Document to which the Guarantor is a party, and to consummate the transactions contemplated hereby and thereby and (C) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to be so qualified would not result in a Material Adverse Effect.

(ii)         The execution, delivery and performance by each Guarantor of this Guaranty and each other Transaction Document to which such Guarantor is a party (A) have been duly authorized by all necessary corporate, limited liability company or limited partnership action, (B) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any contractual restriction binding on the Guarantor or its properties do not and will not result in or require the creation of any lien (other than pursuant to any Transaction Document) upon or with respect to any of its properties, and (C) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to it or its operations or any of its properties.

(iii)        No authorization or approval or other action by, and no notice to or filing with, any governmental authority is required in connection with the due execution, delivery and performance by the Guarantor of this Guaranty or any of the other Transaction Documents to which the Guarantor is a party (other than expressly provided for in any of the Transaction Documents).

(iv)        Each of this Guaranty and the other Transaction Documents to which the Guarantor is or will be a party, when delivered, will be, a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, suretyship or other similar laws and equitable principles (regardless of whether enforcement is sought in equity or at law).

(v)         There is no pending or, to the best knowledge of the Guarantor, threatened action, suit or proceeding against the Guarantor or to which any of the properties of the Guarantor is subject, before any court or other governmental authority or any arbitrator that (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect, other than as disclosed in a Schedule to the Merger Agreement, or (B) relates to this Guaranty or any of the other Transaction Documents to which the Guarantor is a party or any transaction contemplated hereby or thereby.

(vi)        The Guarantor (A) has read and understands the terms and conditions of the SPA, the Notes and the other Transaction Documents, and (B) now has and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Parent and the other Transaction Parties, and has no need of, or right to obtain from the Buyers, any credit or other information concerning the affairs, financial condition or business of the Parent or the other Transaction Parties that may come under the control of the Buyers.

(b)          The Guarantor covenants and agrees that until the indefeasible payment in full in cash of all obligations under the Notes (together with any matured indemnification obligations as of the date of such payment, but excluding any inchoate or unmatured contingent indemnification obligations) and payment of all other amounts payable under this Guaranty (excluding any inchoate or unmatured contingent indemnification obligations), it will comply with each of the covenants which are set forth in subsections (j) and (l) of Section 4 of the SPA as if the Guarantor were a party thereto.

SECTION 7.          Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Buyers may, and are hereby authorized to, at any time and from time to time, without notice to the Guarantors (any such notice being expressly waived by each Guarantor) and to the fullest extent permitted by law, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Buyers to or for the credit or the account of any Guarantor against any and all obligations of the Guarantors now or hereafter existing under this Guaranty or any other Transaction Document, irrespective of whether or not the Buyers shall have made any demand under this Guaranty or any other Transaction Document and although such obligations may be contingent or unmatured. The rights of the Buyers under this Section 7 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Buyers may have under this Guaranty or any other Transaction Document in law or otherwise.

SECTION 8.          Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed (by overnight mail or by certified mail, postage prepaid and return receipt requested), telecopied or delivered, if to any Guarantor, to the address for such Guarantor set forth on the signature page hereto, or if to the Buyers, to it at its respective address set forth in the SPA; or as to any Person at such other address as shall be designated by such Person in a written notice to such other Person complying as to delivery with the terms of this Section 8. All such notices and other communications shall be effective (i) if mailed (by certified mail, postage prepaid and return receipt requested), when received or three Business Days after deposited in the mails, whichever occurs first; (ii) if telecopied, when transmitted and confirmation is received, provided same is on a Business Day and, if not, on the next Business Day; or (iii) if delivered by hand, upon delivery, provided same is on a Business Day and, if not, on the next Business Day.

SECTION 9.          CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GUARANTOR HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE BUYERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EACH GUARANTOR IN ANY OTHER JURISDICTION. EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY AND THE OTHER TRANSACTION DOCUMENTS.

SECTION 10.          WAIVER OF JURY TRIAL, ETC. EACH GUARANTOR HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS GUARANTY OR THE OTHER TRANSACTION DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS GUARANTY OR THE OTHER TRANSACTION DOCUMENTS, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH GUARANTOR CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE BUYERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BUYERS WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH GUARANTOR HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BUYERS ENTERING INTO THE OTHER TRANSACTION DOCUMENTS.

SECTION 11.          Taxes.

(a)          All payments made by any Guarantor hereunder or under any other Transaction Document shall be made in accordance with the terms of the respective Transaction Document and shall be made without set-off, counterclaim, deduction or other defense. All such payments shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Buyer by any jurisdiction claiming the right to tax such net income (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, "Taxes"). If any Guarantor shall be required to deduct or to withhold any Taxes from or in respect of any amount payable hereunder or under any other Transaction Document:

(i)          such Guarantor shall make such deduction or withholding,

(ii)         such Guarantor shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law, and

(iii)        as promptly as possible thereafter, such Guarantor shall send the applicable Buyer an official receipt (or, if an official receipt is not available, such other documentation as shall be satisfactory to the Buyers) showing payment.  In addition, each Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document (collectively, "Other Taxes").

(b)          Each Guarantor hereby indemnifies and agrees to hold each Buyer harmless from and against Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 11) paid by the such Buyer as a result of any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document, and any liability (including penalties, interest and expenses for nonpayment, late payment or otherwise) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be paid within 30 days from the date on which a Buyer makes written demand therefor, which demand shall identify the nature and amount of such Taxes or Other Taxes.

(c)          If any Guarantor fails to perform any of its obligations under this Section 11, such Guarantor shall indemnify the Buyers for any taxes, interest or penalties that may become payable as a result of any such failure. The obligations of the Guarantors under this Section 11 shall survive the termination of this Guaranty and the payment of the Obligations and all other amounts payable hereunder.

SECTION 12.          Miscellaneous.

(a)          Each Guarantor will make each payment hereunder in lawful money of the United States of America and in immediately available funds to Buyers, at such address specified by each Buyer from time to time by notice to the Guarantors.

(b)          No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by each Guarantor and the Buyers holding a majority of the outstanding principal amount of the Notes, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(c)          No failure on the part of the Collateral Agent and/or the Buyers to exercise, and no delay in exercising, any right hereunder or under any other Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any Transaction Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Buyers provided herein and in the other Transaction Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of each Buyer under any Transaction Document against any party thereto are not conditional or contingent on any attempt by such Buyer to exercise any of its rights under any other Transaction Document against such party or against any other Person.

(d)          Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(e)          This Guaranty shall (i) be binding on each Guarantor and its respective successors and assigns, and (ii) inure, together with all rights and remedies of the Buyers hereunder, to the benefit of the Buyers and their respective successors, transferees and assigns. Without limiting the generality of clause (ii) of the immediately preceding sentence, each Buyer may assign or otherwise transfer its rights and obligations under the SPA, the Notes or any other Transaction Document to any other Person in accordance with the terms thereof, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to the such Buyer herein or otherwise. None of the rights or obligations of any Guarantor hereunder may be assigned or otherwise transferred without the prior written consent of each Buyer.

(f)          This Guaranty reflects the entire understanding of the transaction contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, entered into before the date hereof.

(g)          Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(h)          This Guaranty shall be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed therein without regard to conflict of law principles.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed by its respective duly authorized officer, as of the date first above written.

INVENTERGY, INC., a Delaware corporation

By:	/s/ Joseph W. Beyers
Name: Joseph W. Beyers
Title: Chairman and CEO

Address for Notices:

Facsimile:

EON COMMUNICATIONS SYSTEMS, INC., a Delaware corporation

By:	/s/ Joseph W. Beyers
Name: Joseph W. Beyers
Title: Chairman and CEO

Address for Notices:

Facsimile:

Inventergy  Guaranty